Exhibit 99.1

ContraVir Pharmaceuticals Announces Adjournment of Annual Meeting of Stockholders until March 9, 2018

3 of 4 Proposals pass with stockholder approval

Annual Meeting adjourned solely with respect to Proposal 4 - Approval of Reverse Stock Split

EDISON, N.J., February 21, 2018 - ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today announced that its 2017 Annual Meeting of Stockholders (“Annual Meeting”), scheduled for Wednesday, February 21, 2018, was convened on Proposals 1, 2 and 3 each as set forth in the company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on January 24, 2018 with all such proposals having been ratified and approved in accordance with applicable, law, rules and regulations.

The company adjourned the Annual Meeting with respect to Proposal 4- Approval of Reverse Stock Split. While Proposal 4 has exceeded 90% approval based on votes cast to date, approval of more than 50% of all outstanding shares of ContraVir common stock as of January 23, 2018 is necessary for the proposal to be ratified and approved.  At the meeting, it was deemed that the holders of a sufficient number of ContraVir’s outstanding common stock have not yet submitted proxies to indicate how their shares should be voted and additional time was needed to collect the required votes.  The adjournment will allow for the solicitation of additional votes on Proposal 4. The Annual Meeting will resume with respect to Proposal 4 at 9:00 a.m. EST on March 9, 2018 at the company’s offices located at 399 Thornall Street, First Floor, Edison, New Jersey 08837.

The company will continue to solicit proxies from stockholders with respect to Proposal 4 during the period of adjournment.  Only stockholders of record on the record date of January 23, 2018 are entitled and are being requested to vote.  No further action is required by any stockholder who has submitted his or her proxy card.  The company’s Board of Directors and management respectfully request all such holders as of the record date who have not yet voted their shares to do so by 11:59 p.m. EST on Thursday, March 8, 2018.

How to Vote

For assistance in voting your shares or for general inquiries please contact our proxy advisor

Kingsdale Advisors

(800) 749-9890 (toll free)

shermina@kingsdaleadvisors.com

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, designed to deliver high intrahepatic concentrations of TFV while minimizing off-target effects caused by high levels of circulating TFV (bone and kidney), recently completed a Phase 2a trial. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg). For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2017 and other periodic reports filed with the Securities and Exchange Commission.

Important Information

In connection with the solicitation of proxies, on January 24, 2018, ContraVir Pharmaceuticals, Inc. filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2017 Annual Meeting. CONTRAVIR’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY CONTRAVIR WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov. The Company’s definitive proxy materials are also available for free from ContraVir www.contravir.com or by writing to ContraVir at 399 Thornall Street, First Floor, Edison, New Jersey 08837, Attention: Investor Relations. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

ContraVir Pharmaceuticals, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of ContraVir in connection with the Company’s 2017 Annual Meeting of Stockholders. Information concerning the interests of participants in the solicitation of proxies is included in the definitive proxy statement filed by ContraVir with the SEC on January 24, 2018 in connection with its 2017 Annual Meeting of Stockholders.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028